FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of January, 2002, by and  between  Kinetics  Mutual  Funds,  Inc.,  a  Maryland  corporation  (the "Corporation")  and  U.S.  Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS,  the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of common stock in separate series,  with each such series  representing  interests in a separate  portfolio of securities  and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS,   the  Corporation   desires  to  retain  USBFS  to  provide  fund administration  services for each series of the Corporation  listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

NOW,  THEREFORE,  in  consideration  of the promises  and mutual  covenants herein  contained,  and other good and  valuable  consideration,  the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Appointment of USBFS as Administrator

The Corporation hereby appoints USBFS as administrator of the Corporation on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.           Services and Duties of USBFS

USBFS shall provide the following fund administration services for the Funds, including but not limited to:

A.	General Fund Management:

(1)	Act as liaison among all Fund service providers.
(2)	Supply:

a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS's or its affiliate's own offices).
c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Corporation's Board of Directors' (the "Board of Directors" or the "Directors") communication:

a.	Establish meeting agendas.
b.	Prepare reports for the Board of Directors based on financial and administrative data.
c.	Evaluate independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.
e.	Prepare minutes of meetings of the Board of Directors and Fund shareholders.
f.	Recommend dividend declarations to the Board of Directors, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Provide personnel to serve as officers of the Corporation if so elected by the Board of Directors, attend Board of Directors meetings and present materials for Directors' review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Corporation.
(7)	Monitor arrangements under shareholder services or similar plan.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of Ethics for the disinterested Directors of the Fund.

b.	Monitor Fund's compliance with the policies and investment limitations of the Corporation as set forth in its current prospectus (the "Prospectus") and statement of additional information (the "SAI").
c.	Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

(2)	Blue Sky Compliance:

a.
Prepare  and file  with  the  appropriate  state  securities authorities any and all required compliance filings relating to the  registration of the securities of the Corporation so as to enable the  Corporation to make a continuous  offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide information regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Assist Corporate counsel in updating the Prospectus and SAI and in preparing proxy statements and Rule 24f-2 notices.
b.	Prepare annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices.
c.	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports.
d.	File fidelity bond under Rule 17g-1.
e.	File shareholder reports under Rule 30b2-1.
f.	Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities.
g.	File Rule 24f-2 notices.

(4)	IRS Compliance:

a.	Monitor the Corporation's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

(i)	Asset diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:

(1)	Provide financial data required by the Fund's Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent auditors.
(3)
Supervise the Corporation's custodian and fund accountants in the maintenance  of  the  Corporation's  general  ledger  and  in the preparation  of  the  Fund's  financial   statements,   including oversight of expense accruals and payments,  of the determination of net asset  value of the  Corporation's  net  assets and of the Corporation's  shares,  and of the  declaration  and  payment  of dividends and other distributions to shareholders.

(4)	Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate.
(5)	Monitor the expense accruals and notify the Corporation's management of any proposed adjustments.
(6)	Prepare monthly financial statements, which include without limitation the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.
(2)	Prepare state income breakdowns where relevant.
(3)	File Form 1099 Miscellaneous for payments to Directors and other service providers.
(4)	Monitor wash losses.
(5)	Calculate eligible dividend income for corporate shareholders.

3.           Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Corporation shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Corporation shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Corporation is disputing any amounts in good faith.  The Corporation shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Corporation is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date.  Notwithstanding anything to the contrary, amounts owed by the Corporation to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.           Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with matters to which this Agreement relates, including losses resulting  from  mechanical   breakdowns  or  the  failure  of communication or power supplies beyond USBFS's control,  except a loss arising  out of or  relating  to USBFS's  refusal or failure to comply with the terms of this  Agreement  or from bad faith,  negligence,  or willful  misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS  has  exercised  reasonable  care in the  performance  of its duties under this Agreement,  the Corporation shall indemnify and hold harmless USBFS from and against any and all claims,  demands,  losses, expenses,   and  liabilities  of  any  and  every  nature   (including reasonable  attorneys' fees) which USBFS may sustain or incur or which may be asserted  against USBFS by any person arising out of any action taken  or  omitted  to  be  taken  by it in  performing  the  services hereunder,  except for any and all claims, demands,  losses, expenses, and  liabilities  arising  out of or  relating  to USBFS's  refusal or failure to comply with the terms of this  Agreement or from bad faith, negligence or from willful  misconduct on its part in  performance  of its duties under this Agreement,  (i) in accordance with the foregoing standards,  or (ii) in reliance  upon any written or oral  instruction provided to USBFS by any duly authorized  officer of the  Corporation, such duly  authorized  officer to be included in a list of  authorized officers  furnished  to  USBFS  and as  amended  from  time to time in writing by resolution of the Board of Directors.

USBFS shall indemnify and hold the Corporation  harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature  (including  reasonable  attorneys' fees) that the Corporation  may sustain or incur or that may be asserted  against the  Corporation  by any person  arising  out of any  action  taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the  event  of  a   mechanical   breakdown   or   failure  of communication  or power supplies beyond its control,  USBFS shall take all reasonable steps to minimize service  interruptions for any period that such  interruption  continues beyond USBFS's control.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS  agrees  that it shall,  at all times,  have  reasonable contingency   plans  with  appropriate   parties,   making  reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Corporation   shall  be  entitled  to  inspect  USBFS's  premises  and operating  capabilities  at any time during regular  business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply,  it is understood  that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless,  the indemnitor shall be fully and promptly  advised of all pertinent facts concerning the  situation  in  question,  and it is further  understood  that the indemnitee  will use all  reasonable  care to  notify  the  indemnitor promptly  concerning  any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The  indemnitee  shall  in no case  confess  any  claim  or  make  any compromise  in any  case in  which  the  indemnitor  will be  asked to indemnify the indemnitee  except with the  indemnitor's  prior written consent.

5.           Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat  confidentially  and as proprietary  information of the Corporation all records and other information relative to the Corporation and prior, present, or potential  shareholders of the Corporation  (and clients of said  shareholders), and not to use such  records  and  information  for any  purpose  other than the performance of its  responsibilities  and duties  hereunder,  except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably  withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt  proceedings for failure to comply, when requested to  divulge  such  information  by  duly  constituted  authorities,  or  when so requested by the Corporation.

Further, USBFS  will  adhere  to  the  privacy  policies  adopted  by  the Corporation  pursuant  to  Title  V of  the  Gramm-Leach-Bliley  Act,  as may be modified from time to time (the "Act").  Notwithstanding  the  foregoing,  USBFS will  not  share  any  nonpublic  personal  information  concerning  any  of the Corporation's  shareholders to any third party unless  specifically  directed by the Corporation or allowed under one of the exceptions noted under the Act.

6.           Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year.  Subsequent to the initial one-year  term,  this  Agreement  may be  terminated by either party upon giving ninety (90) days prior written  notice to the other party or such shorter period as is mutually  agreed  upon by the  parties.  However, this Agreement may be amended by mutual written consent of the parties.

7.           Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner,  and for such period,  as it may deem  advisable  and is agreeable  to  the  Corporation,   but  not  inconsistent  with  the  rules  and regulations of appropriate government authorities, in particular,  Section 31 of the  1940 Act and the  rules  thereunder.  USBFS  agrees  that all such  records prepared or  maintained  by USBFS  relating to the  services to be  performed by USBFS  hereunder  are the  property of the  Corporation  and will be  preserved, maintained,  and made available in accordance with such applicable  sections and rules of the 1940 Act and will be promptly surrendered to the Corporation on and in accordance with its request.

8.           Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin,  or any of the provisions herein, conflict  with the  applicable  provisions  of the 1940 Act,  the  latter  shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.           Duties in the Event of Termination

In the event that, in connection  with  termination,  a successor to any of USBFS's duties or responsibilities hereunder is designated by the Corporation by written notice to USBFS,  USBFS will promptly,  upon such termination and at the expense of the  Corporation,  transfer to such  successor  all  relevant  books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably  acceptable to the Corporation (if such form differs from the form in which USBFS has maintained,  the Corporation  shall pay any  expenses  associated  with  transferring  the data to such form),  and will cooperate  in the  transfer  of  such  duties  and  responsibilities,  including provision for assistance from USBFS's  personnel in the  establishment of books, records, and other data by such successor.

10.           No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.           Data Necessary to Perform Services

The Corporation or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If USBFS is also acting in another capacity for the Corporation, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.           Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

13.           Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Corporation shall be sent to:

Kinetics Mutual Funds, Inc.
1311 Mamaroneck Avenue, Suite 130
White Plains, NY 10605

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Leonid Polyakov	By: /s/ Michael R. McVoy

Title: Treasurer	Title: Senior Vice President